EXHIBIT 10.42

CONTRIBUTION AND CONVEYANCE AGREEMENT

THIS CONTRIBUTION AND CONVEYANCE AGREEMENT (this “Agreement”), dated as of June 26, 2008, by and between ARBOR NATIONAL CJ, LLC, a New York limited liability company (“Transferor”), and LIGHTSTONE VALUE PLUS REIT, L.P., a Delaware limited partnership (“Transferee”).

WITNESSETH:

WHEREAS, Transferor owns a Class A membership interest in MILL RUN L.L.C., a Delaware limited liability company (the “Company”), corresponding to a 0.46% Common Interest (as defined in the Mill Run Operating Agreement), pursuant to that certain Second Amended and Restated Operating Agreement of the Company, dated as of September 20, 2005 (as amended by a First Amendment dated as of January 1, 2006, the “Mill Run Operating Agreement”); and

WHEREAS, in consideration of Transferor’s transferring the Transferred Interests (as defined below) herewith to Transferee, Transferee shall issue to Transferor 2,000 units of common limited partnership interest in Transferee (“Common Units”) and 380 units of Series A preferred limited partnership interest in Transferee (“Series A Units”, and collectively with the Common Units, the “Units”); and

WHEREAS, Transferor has delivered on the date hereof a completed Representation Letter and Agreement in the form attached as Exhibit A hereto; and

WHEREAS, in consideration of the receipt by Transferor of the Units, and the execution and delivery by Transferee of a Tax Protection Agreement in the form attached as Exhibit B hereto (the “Tax Protection Agreement”), Transferor desires to transfer and assign to Transferee all of Transferor’s right, title and interest (x) in the Company and (y) under the Mill Run Operating Agreement (collectively, the “Transferred Interests”), and Transferee desires to accept such transfer and assignment, all upon the terms and conditions hereinafter set forth; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Transferor, Transferee and Lightstone Value Plus Real Estate Investment Trust, Inc. (the “REIT”) are entering into an Exchange Rights Agreement with respect to the exchange of Transferor’s Common Units (including units received upon conversion of Series A Units) for cash or stock in the REIT (the “Exchange Rights Agreement”); and

WHEREAS, for federal income tax purposes, it is intended that the transfer of the Transferred Interests will be treated as a tax-free contribution by Transferor to Transferee of the Transferred Interests in exchange for the Units under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, concurrently with the transfer and assignment of the Transferred Interests to Transferee, Transferor is withdrawing as a member of the Company.

NOW, THEREFORE, the parties covenant and agree as follows:

1. Contribution and Transfer.

(a) For and in consideration of the issuance by Transferee to Transferor of the Units, Transferor hereby contributes and assigns to Transferee all of Transferor’s right, title and interest in and to the Transferred Interests, including, without limitation, all of Transferor’s rights and interest in all profits, losses, Cash Flow, Capital Proceeds (as such terms are defined in the Mill Run Operating Agreement), distributions and capital of the Company with respect to such Transferred Interests, except that the Transferor is retaining all right to distributions previously paid and allocations made by the Company on account of the Transferred Interests prior to the date hereof. In connection with its receipt of the Units, Transferor agrees to be bound by and comply with the terms of the Amended and Restated Agreement of Limited Partnership of Transferee dated as of April 22, 2005, as amended by the First Amendment to the Amended and Restated Agreement of Limited Partnership of Transferee, dated as of the date hereof (as so amended, the “Partnership Agreement”), and delivers herewith an executed counterpart of the Partnership Agreement.

(b) Transferee hereby accepts Transferor’s contribution, transfer and assignment of the Transferred Interests.

(c) Transferor hereby withdraws as a Member of the Company and grants Transferee the right to be admitted as a substitute member of the Company in Transferor’s place in accordance with the terms of the Mill Run Operating Agreement.

(d) The Company hereby admits Transferee as a substitute member of the Company in Transferor’s place.

2. Representations and Warranties.

(a) Transferor hereby represents and warrants to Transferee that (i) Transferor is the sole legal and beneficial owner of the Transferred Interests; (ii) Transferor has not previously assigned, transferred, sold, pledged or otherwise disposed of or hypothecated the Transferred Interests or any portion thereof or interest therein, except for the granting of any security interests therein which have been released on or prior to the date hereof; (iii) the Transferred Interests transferred hereby are free and clear of any liens, security interests and other encumbrances, except for those, if any, arising under the Mill Run Operating Agreement; (iv) the execution of, and the transfer and assignment of the Transferred Interests pursuant to, this Agreement have been authorized by all necessary action on the part of Transferor; (v) Transferor has the full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, without obtaining any consents or approvals from, or taking any actions with respect to, any governmental authorities or other third parties; (vi)  this Agreement has been duly and validly executed and delivered by Transferor and, when executed and delivered by Transferee, will constitute the valid and binding agreement of Transferor, enforceable against Transferor in accordance with its respective terms; and (vii) the execution and delivery by Transferor of this Agreement and the performance of Transferor’s obligations hereunder and the transaction contemplated hereby do not violate or conflict with the governing documents of Transferor, or, subject to the approvals of the Members of the Company, any other instrument or agreement to which Transferor is a party; provided, however, that notwithstanding anything herein to the contrary, Transferor is not making any representation or warranty as to whether any third party consents are or are not required under any loan or other financing agreements, mortgages or other instruments or agreements to which the Company or any entity directly or indirectly owned by the Company is a party, or by which any real or personal property owned by the Company or by any entity directly or indirectly owned by the Company is subject or encumbered.

(b) Transferee hereby represents and warrants to Transferor that: (i) the execution of this Agreement, the Tax Protection Agreement, the Partnership Agreement and the Exchange Rights Agreement, and the issuance of the Units to Transferor, have been authorized by all necessary action on the part of Transferee and the REIT, as applicable; (ii) each of Transferee and the REIT, as applicable, has full right, power and authority to execute, deliver and perform this Agreement, the Tax Protection Agreement, the Partnership Agreement and the Exchange Rights Agreement without obtaining any consents or approvals from, or taking any actions with respect to, any governmental authorities or other third parties; (iii) this Agreement, the Tax Protection Agreement, the Partnership Agreement and the Exchange Rights Agreement have been duly and validly executed and delivered by Transferee and the REIT, as applicable, and, when executed and delivered by Transferor, will constitute the valid and binding agreement of Transferee and the REIT, as applicable, enforceable against Transferee and the REIT, as applicable, in accordance with their respective terms; (iv) a true and complete copy of the Partnership Agreement (including Exhibit A thereto updated to reflect the transactions contemplated by this Agreement and any other transactions involving the Transferee that are consummated on or prior to the date hereof) is attached hereto as Exhibit C, and the Partnership Agreement has been duly executed and delivered by all parties thereto, is in full force and effect, and is binding and enforceable in accordance with its terms; (v) after giving effect to the transactions contemplated by this Agreement and any other transactions involving the Transferee that are consummated on or prior to the date hereof, the capitalization of Transferee (including the number of each class and series of units issued by Transferee and the related capital contributed with respect to such units) is set forth on Exhibit D hereto; (vi) the execution and delivery by each of Transferee and the REIT of this Agreement, the Tax Protection Agreement, the Partnership Agreement and the Exchange Rights Agreement and the performance of the obligations of Transferee and the REIT hereunder and thereunder and the transaction contemplated hereby and thereby do not violate or conflict with the governing documents of Transferee or the REIT or any other instrument or agreement to which either of them is a party, as the case may be (vii) on the date hereof immediately after the closing of the transfer and contribution by Transferor to Transferee described in Section 1 of this Agreement: (1) Transferor is simultaneously herewith being admitted as a limited partner in Transferee with respect to the Units; (2) the 704(b) “book” capital account of Transferor in Transferee is equal to $400,000; and (3) the Units have been duly issued to the Transferor and are fully paid and Transferor has no further obligation to contribute any amounts to the capital of Transferee or to reimburse Transferee for any expenses in respect of the Units; (viii) since May 23, 2005, the REIT, has been subject to the reporting requirements of Section 13 or 15 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “1934 Act”) and has filed with the Securities and Exchange Commission (“SEC”) all documents required to be filed under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”), and the 1934 Act (the “REIT SEC Documents”); (ix) as of their respective dates, the REIT SEC Documents complied in all material respects with the requirements of the 1933 Act and the 1934 Act, as the case may be, and none of the REIT SEC Documents contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, taking into account all corrections made by the REIT in subsequent filings with the SEC through the date of this Agreement; (x) the prospectus of the REIT dated January 23, 2008 and the supplements thereto do not contain any untrue statement of material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading as of the date hereof; (xi) as of their respective dates, the consolidated financial statements of the REIT included in the REIT SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the consolidated financial position of the REIT and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods covered by such statements (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein); and (xii) neither Transferee nor the REIT have entered into or is a party to any instrument or agreement with any limited partner of Transferee which grants registration rights with respect to shares in the REIT which such limited partner may own or acquire.

(c) Transferee hereby acknowledges, represents and warrants that it is not relying on any information, representations or warranties furnished or made by Transferor or any of Transferor’s representatives or agents as to any matter whatsoever concerning the Company or any entity that is directly or indirectly owned by the Company or in which the Company has any direct or indirect interest (including, without limitation, the legal status, good standing, organizational documents, business, prospects, assets, liabilities, financial condition or operations of, or the need for any third party consents to the transactions contemplated by this Agreement from any lenders to or other persons having any contractual relationship with or jurisdiction over, the Company or such other entity), or any matter (including, without limitation, physical condition, operating results, financing, liabilities, title, encumbrances, leases, zoning status, compliance with law, prospects and compliance with mortgages and other instruments and agreements) relating to any properties in which any of the Company or such other entities have a direct or indirect interest, and in entering into this Agreement and in accepting the Transferred Interests, Transferee is not relying upon any representations or warranties of Transferor or any of its representatives or agents whatsoever, except for the representations of Transferor expressly set forth in Section 2(a) hereof. Transferee further acknowledges, represents, warrants and covenants that in entering into this Agreement and in accepting the Transferred Interests, it is relying solely on its own independent investigation and due diligence with respect to the Company and any entity or property in which the Company has a direct or indirect interest, and Transferee further agrees that Transferee shall not seek to hold Transferor responsible or liable in any way for or in connection with any representations or warranties or other information furnished to Transferee by any person or entity, other than the representations and warranties of Transferor expressly set forth in Section 2(a) hereof.

3. Release.

(a) Transferor hereby releases and discharges Transferee, BRM LLC, a New Jersey limited liability company, and the Company and their respective past, present and future subsidiaries, directors, officers, partners, shareholders, members, managers, affiliates, employees, beneficiaries, agents, representatives, predecessors, successors and assigns (collectively, “Transferee Releasees”) from any claims, liabilities, obligations, causes of action, suits, debts, accounts, reckonings, contracts, agreements, promises, covenants, damages, costs (including costs of suit and attorneys’ fees and expenses) and demands (collectively, “Claims”) of whatever nature, character, type or description, whether contingent, known or unknown, liquidated or unliquidated, at law or in equity, which Transferor or its affiliates now has, has ever had or may hereafter claim to have against the Transferee Releasees, provided that such release and discharge is specifically limited to only those Claims that are on account of, relating to or arising from or under the Company, the Transferred Interests or the Mill Run Operating Agreement. In amplification, and not in limitation, of the foregoing, BRM LLC and the Company are hereby released by Transferor from, among other things, any obligation or liability to make any further distributions to Transferor. The release herein given shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claims or facts.

(b) Transferee and the Company hereby release and discharge Transferor and its respective past, present and future subsidiaries, directors, officers, partners, shareholders, members, managers, affiliates, employees, beneficiaries, agents, predecessors, representatives, successors and assigns (collectively, “Transferor Releasees”) from any Claims, of whatever nature, character, type or description, whether contingent, known or unknown, liquidated or unliquidated, at law or in equity, which Transferee or the Company now has, has ever had or may hereafter claim to have against the Transferor Releasees, provided that such release and discharge is specifically limited to only those Claims that are on account of, relating to or arising from or under the Company, the Transferred Interests or the Mill Run Operating Agreement. In amplification, and not in limitation, of the foregoing, Transferor is hereby released by Transferee and the Company from, among other things, any obligation or liability to make any capital contributions to the Company or to return to the Company all or any portion of any distributions previously made to it by the Company. The release herein given shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claims or facts.

(c) Notwithstanding anything in this Section 3 to the contrary, in no event shall either Transferor or Transferee or their respective affiliates, be deemed to release, discharge or waive, pursuant to this Section 3 or any other provision of this Agreement, any Claim against the other party (or its affiliates) that is not on account of, relating to or arising from or under the Company, the Transferred Interests or the Mill Run Operating Agreement (“Unrelated Claims”), and all such Unrelated Claims are hereby fully preserved and reserved in all respects, and all such Unrelated Claims remain in full force and effect. In amplification, and not in limitation, of the foregoing, all rights, remedies, covenants and obligations of the parties under this Agreement and under the documents and agreements attached as Exhibit A, Exhibit B and Exhibit C hereto (i) are hereby deemed to be Unrelated Claims, (ii) are not modified in any manner by the release provisions set forth in this Section 3, and (iii) remain in full force and effect.

4. Indemnification.

(a) Transferee shall defend, indemnify and hold harmless Transferor from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) incurred or sustained by Transferor on account of (i) any breach of any representation, warranty or covenant of Transferee set forth herein, or (ii) the Transferred Interests, provided and to the extent that such loss, liability, damage or cost accrues on or after the date hereof.

(b) Transferor shall defend, indemnify and hold harmless Transferee from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) incurred or sustained by Transferee on account of any breach of any representation, warranty or covenant of Transferor set forth herein, provided and to the extent that such loss, liability, damage or cost accrues on or after the date hereof.

5. Initial Unit Distributions; Unit Redemption. Transferor and Transferee acknowledge and agree that the first quarterly distribution paid by Transferee in respect of the Series A Units shall (a) be with respect to the quarter ending June 30, 2008, and (b) be prorated based on the number of days during such quarter after the date hereof. Transferor acknowledges that notwithstanding anything to the contrary herein or in the Partnership Agreement, Transferor shall not have the right to convert or redeem any Series A Units prior to June 26, 2013.

6. Tax Reporting; Audits. For federal, state, and local income tax purposes, Transferee shall report Transferor’s contribution of the Transferred Interests to Transferee as a tax-free contribution pursuant to Section 721 of the Code (or the corresponding provision of state or local law, as applicable). Notwithstanding anything to the contrary in this Agreement or the Partnership Agreement, neither Transferee nor the REIT shall settle any matter that involves the tax treatment of (i) the contribution of the Transferred Interests or (ii) any other matter that would have a tax impact on Transferor that is materially, adversely different from the tax impact such matter would have on the REIT, without the prior written consent of Transferor, which consent shall not be unreasonably withheld.

7. Registration Rights. Each of Transferee and the REIT agrees that in the event that either of them enters into or becomes a party to any instrument or agreement with any limited partner of Transferee which grants registration rights with respect to shares in the REIT which such limited partner may own or acquire, or otherwise grants such registration rights to any limited partner of Transferee, then each of Transferee and the REIT shall promptly notify Transferor and shall grant to Transferor, by entering into a registration rights agreement with Transferor that is in form and substance reasonably acceptable to Transferor, registration rights with respect to any shares issued by the REIT that Transferor may acquire in connection with a transfer or redemption of any of its Units to or by Transferee or the REIT, and such registration rights shall be on terms that are no less favorable to Transferor in any respect than the most favorable registration rights granted to any other limited partner of Transferee by Transferee or the REIT.

8. Further Assurances. Each party to this Agreement will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any such further conveyances, assignments, approvals, consents and other documents, and do any other acts, as may be reasonably necessary to carry out the intent and purpose of this Agreement. Without limiting the generality of the foregoing, if any property, assets, collateral, funds, documents or other items which constitute a part of the Transferred Interests remains in or comes into either Transferor’s possession or control or remains or become vested or titled in Transferor, Transferor shall promptly take any and all actions necessary to transfer title and possession thereof to Transferee, all at Transferee’s sole cost and expense.

9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

10. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Transferor, Transferee and their respective successors and assigns.

11. Severability. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by law.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same Agreement, binding on each party hereto.

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IN WITNESS WHEREOF, Transferor and Transferee have executed this Agreement as of the date first above written.

TRANSFEROR: ARBOR NATIONAL CJ, LLC, a New York limited liability company By: Arbor Commercial Mortgage, LLC, a New York limited liability company, its sole member

By:
Name:
Title:

TRANSFEREE: LIGHTSTONE VALUE PLUS REIT, L.P., a Delaware limited partnership By Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

MILL RUN L.L.C. is executing this
Agreement for the sole purpose of
Sections 1(d) and 3(b) hereof.

MILL RUN L.L.C.
By: BRM LLC, its managing member

By:
Name: Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

LIGHTSTONE VALUE PLUS REAL
ESTATE INVESTMENT TRUST, INC.,
is executing this agreement for the sole
purpose of Sections 6 and 7 hereof.

LIGHTSTONE VALUE PLUS REAL
ESTATE INVESTMENT TRUST, INC.,
a Maryland Corporation

By:
Name: Title:

EXHIBIT A

REPRESENTATION LETTER AND AGREEMENT

EXHIBIT B

TAX PROTECTION AGREEMENT

EXHIBIT C

PARTNERSHIP AGREEMENT

EXHIBIT D

CAPITALIZATION OF TRANSFEREE